Exhibit 99.2

NEWS RELEASE - FOR IMMEDIATE RELEASE

FEBRUARY 2, 2015

Equity Residential Announces $500 Million Commercial Paper Note Program

Chicago, IL – February 2, 2015 – Equity Residential (NYSE:EQR) announced today that its operating partnership subsidiary, ERP Operating Limited Partnership (the “Operating Partnership”) has established an unsecured commercial paper note program in the United States.

Under the terms of the program, the Operating Partnership may issue, from time to time, unsecured commercial paper notes up to a maximum aggregate amount outstanding of $500 million. The notes will be sold under customary terms in the United States commercial paper note market and will rank pari passu with all of the Operating Partnership’s other unsecured senior indebtedness. The proceeds of the notes will be used for general corporate purposes.

The notes to be offered under the commercial paper program have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes under the Operating Partnership’s commercial paper program.

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 391 properties consisting of 109,225 apartment units. For more information on Equity Residential, please visit our website at www.equityapartments.com.

Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of the federal securities laws. These statements are based on current expectations, estimates, projections and assumptions made by management. While Equity Residential’s management believes the assumptions underlying its forward-looking statements are reasonable, such information is inherently subject to uncertainties and may involve certain risks, including, without limitation, changes in general market conditions, including the rate of job growth and cost of labor and construction material, the level of new multifamily construction and development, competition and local government regulation. Other risks and uncertainties are described under the heading “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission (SEC) and available on our website, www.equityapartments.com. Many of these uncertainties and risks are difficult to predict and beyond management’s control. Forward-looking statements are not guarantees of future performance, results or events. Equity Residential assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.